SCHEDULE 14A
                         INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                            (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                      OIL-DRI CORPORATION OF AMERICA
__________________________________________________________________________
            (Name of Registrant as Specified in its Charter)

__________________________________________________________________________
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
     11(1)

(1)  Title of each class of securities to which transaction applies:
__________________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:
__________________________________________________________________________

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined).
__________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
__________________________________________________________________________

(5)  Total fee paid:
__________________________________________________________________________

[ ]  Fee paid previously with preliminary materials

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, on the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
       ________________________________

   (2) Form, Schedule or Registration Statement No.:

       ________________________________

   (3) Filing Party:

       ________________________________

   (4) Date Filed:

       ________________________________

[LOGO]

OIL-DRI CORPORATION OF AMERICA


                                                November 4, 1996
Dear Stockholder:

   On behalf of the Board of Directors and Management, I would like to invite you to attend Oil-Dri's Annual Meeting of Stockholders, which will be held at 10:30 a.m. on December 10, 1996, at the Standard Club, 320 South Plymouth Court, Chicago, Illinois.

     The matters expected to be acted upon at this meeting are the election of ten directors, and any other business that may properly come before the meeting. In addition to the formal portion of the meeting we will take time to review the results of the past year and look at some of the opportunities which lie ahead.

     We hope you will be able to attend our 1996 Annual Meeting.
However, whether or not you are personally present, it is important that your shares be represented. Accordingly please mark, sign, date and mail your proxy card in the enclosed envelope provided for this purpose.



Sincerely,


[Sig.]

Richard M. Jaffee
Chairman and Chief Executive Officer

                            OIL-DRI CORPORATION OF AMERICA
                       Notice of Annual Meeting of Stockholders
                            To be held on December 10, 1996

To the Stockholders of
Oil-Dri Corporation of America:

     Notice is hereby given that the 1996 Annual Meeting of Stockholders of Oil-Dri Corporation of America, a Delaware corporation (the
"Company"), will be held at The Standard Club, located at 320 South Plymouth Court, Chicago, Illinois, on December 10, 1996, at 10:30 a.m., local time, for the purpose of considering and voting on:

     1. The election of ten directors;

     2. Such other business as may properly come before the meeting.

     The stock transfer books of the Company will remain open. The Board of Directors has determined that only holders of record of outstanding shares of Common Stock and Class B Stock at the close of business on October 25, 1996, are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. All stockholders, whether or not they now expect to be present at the meeting, are requested to date, sign and return the enclosed proxy, which requires no postage if mailed in the United States.

      Your attention is directed to the following pages for further information relating to the meeting.

                                      By Order of the Board of Directors

                                      [Sig.]
                                      Louis T. Bland, Jr.
                                      Secretary



Chicago, Illinois
November 4, 1996

                            OIL-DRI CORPORATION OF AMERICA
                               410 North Michigan Avenue
                                       Suite 400
                               Chicago, Illinois  60611


                                   PROXY STATEMENT


                                       GENERAL

     This Proxy Statement and the accompanying proxy are being mailed on or about November 4, 1996 to all holders of record of outstanding shares of Common Stock and Class B Stock at the close of business on October 25, 1996. Proxies are being solicited on behalf of the Board of Directors for use at the 1996 Annual Meeting of Stockholders, notice of which accompanies this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time prior to the exercise thereof by executing a subsequent proxy, by notifying the Secretary of the Company of such revocation in writing (such notification to be directed to him at the Company's offices at 410 North Michigan Avenue, Suite 400, Chicago, Illinois 60611) or by attending the annual meeting and voting in person. Each proxy will be voted for the election of the ten nominees named below to the Board of Directors, if no contrary instruction is indicated in the Proxy.

     The Company will pay the costs of this solicitation of proxies for the annual meeting. In addition to using the mails, officers and certain other regular employees of the Company may solicit proxies in person and by telephone and facsimile. The Company may reimburse brokers and others who are record holders of Common Stock and Class B Stock for their reasonable expenses incurred in obtaining voting instructions from the beneficial owners of such stock.

     The record date for the determination of stockholders entitled to vote at the meeting is October 25, 1996, at the close of business. Holders as of the record date of outstanding shares of Common Stock and Class B Stock are entitled to vote at the meeting. Holders of Common Stock are entitled to one vote per share and holders of Class B Stock to ten votes per share (on a non-cumulative basis for each director to be elected when voting for the election of directors) and vote together without regard to class (except that any amendment to the Company's Certificate of Incorporation changing the number of authorized shares or adversely affecting the rights of either class requires the separate approval of the class so affected as well as the approval of both classes voting together). Holders of Class B Stock are entitled to convert any and all of such stock into Common Stock on a share-for-share basis at any time and are subject to mandatory conversion under certain circumstances. As of the record date, 4,635,683 shares of Common Stock and 2,042,368 shares of Class B Stock were outstanding.

Voting

     The election of directors requires a plurality of votes cast. Accordingly, only proxies and ballots marked "FOR all nominees listed" (including executed proxies not marked with respect to election of directors, which will be voted for all nominees), or voting for some, but not all nominees, by specifying that votes be withheld for one or more designated nominees, are counted to determine the total number of votes cast for the various nominees, with the ten nominees receiving the largest numbers of votes being elected. Abstentions and broker non-votes have no effect on the outcome of the election of directors.

Principal Stockholders

     The following table sets forth information, as of September 30, 1996, or June 30, 1996, as noted below, regarding beneficial ownership of the Company's Common Stock and Class B Stock by each person or group known to the Company to hold more than five percent of either class. See "Security Ownership of Management" for information on beneficial ownership of the Company's Common Stock and Class B Stock by the Company's executive officers and directors as a group.

                                 Amount and Nature of Beneficial Ownership (1)
                                   Number of                      Percentage
                                   Shares of                     of Aggregate
                                 Common Stock                    Voting Power
                                  and Class B                      of Common
                                  Stock Owned                     Stock and
                                   With Sole        Percentage      Class B
                                  Investment            of           Stock
Name and Address of Beneficial    and Voting       Outstanding   Represented
Owner                                Power           Stock of    By Shares
                                                      Class          Owned
Richard M. Jaffee (2)(4)Common Stock:11,392(5)          .24%         .05%
410 N. Michigan Ave.    Class B Stock:1,233,256(6)(9) 60.38%        49.15%
Chicago, IL  60611

Robert D. Jaffee (2)(4)Common Stock:       -            -             -
650 Dundee Rd.,        Class B Stock:   599,116(7)(8) 29.33%        23.88%
Ste. 280 - Northbrook, IL  60062

Ariel Capital Management (3)
307 N. Michigan Ave.   Common Stock:    531,490(9)    11.35%         2.00%
Chicago, IL  60601     Class B Stock:      -            -             -

T. Rowe Price Assoc., Inc. (3)
100 E. Pratt          Common Stock:    398,100(10)     8.50%         1.57%
Baltimore, MD  21202  Class B. Stock:     -             -             -

Capital Group Companies, Inc.(3)
333 S. Hope St.       Common Stock:    320,500(11)     6.84%         1.26%
Los Angeles, CA  90071 Class B. Stock:    -             -             -

Dimensional Fund Advisors, Inc.(3)
1299 Ocean Ave.    Common Stock:       333,700(12)     7.13%         1.31%
Santa Monica, CA  90401Class B Stock:     -             -             -

Sanford C. Bernstein & Co., Inc.(3)
767 Fifth Ave.     Common Stock:       316,800(13)     6.77%         1.05%
New York, NY  10153Class B. Stock:        -             -             -

        (1) Beneficial ownership is defined in applicable Securities and Exchange Commission rules as sole or shared power to vote or to direct the disposition of a security. All beneficial ownership is with sole voting power and sole investment power except as described in the Notes below.

        (2)   Information given is as of September 30, 1996.

        (3)   Information given is as of June 30, 1996.

        (4)   Richard M. Jaffee and Robert D. Jaffee are brothers.

        (5) Includes 2,292 shares held in a revocable trust of which Richard M. Jaffee is the grantor and, during his lifetime, the trustee and sole beneficiary. Also includes 9,000 shares of Common Stock which Mr. Jaffee has the right to acquire within 60 days of September 30, 1996.

        (6) Consists of 1,153,256 shares held in a revocable trust of which Richard M. Jaffee is the grantor and, during his lifetime, the trustee and sole beneficiary and 80,000 shares held in a revocable trust of which Richard M. Jaffee's wife is the grantor and during her lifetime the trustee and sole beneficiary.

        (7) Consists of 599,116 shares held in a revocable trust of which Robert D. Jaffee is the grantor and, during his lifetime, the trustee and sole beneficiary.

        (8) Robert D. Jaffee has pledged to Richard M. Jaffee, as trustee, 79,444 shares of Class B Stock ("the shares") to secure performance by Amco Corporation of a Stock Purchase Agreement dated July 28, 1992, between Amco Corporation and Richard M. Jaffee, as trustee, relating to the sale to Amco Corporation of certain shares of Common Stock of Amco Corporation that were owned by Richard M. Jaffee, as trustee. Robert D. Jaffee's pledge of the shares also secures Amco's performance of a related Consulting and Non-Competition Agreement with Richard M. Jaffee. (Robert D. Jaffee and Richard M. Jaffee are brothers and Robert D. Jaffee is Chairman of the Board of Amco Corporation.) Robert D. Jaffee has the sole right to vote the shares until the occurrence of an event of default, after which Richard M. Jaffee has the sole right to vote the shares. If there were to be a foreclosure on, and sale of, the shares, control of the Company would be unchanged.

        (9) Ariel Capital Management, Inc. held sole dispositive power over all 531,490 shares of Common Stock, sole voting power over 497,255 shares of Common Stock and shared voting power over 9,510 shares of Common Stock.

        (10) Shares owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

        (11) Capital Group Companies, Inc. held sole dispositive power and sole voting power over all 320,500 shares Common Stock. 270,500 shares of Common Stock were held by Capital Guardian Trust, Co. and 50,000 shares of Common Stock were held by Capital International, Inc.

        (12) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 333,700 shares of Common Stock with power to dispose of such shares and power to vote 220,800 of such shares, all of which shares are held in portfolios of DFA Investment Dimension Group, Inc., a registered open-end investment company (the "Fund"), The DFA Investment Trust Company (the "Trust"), or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Persons who are officers of Dimensional also serve as officers of the Fund and the Trust; in such capacity, these persons vote 60,900 additional shares owned by the Fund and 52,000 shares owned by the Trust (both included in the 333,700 shares beneficially owned).

        (13) Sanford C. Bernstein and Co., Inc. held sole dispositive power over all 316,800 shares of Common Stock, sole voting power over 253,400 shares of Common Stock and shared voting power over 12,000 shares of Common Stock.

     By virtue of their direct and indirect ownership of shares of the Company's stock, Richard M. Jaffee and Robert D. Jaffee may be deemed to be control persons of the Company under the federal securities laws.

Security Ownership of Management

     The following table shows the number of shares of Common Stock and Class B Stock of the Company beneficially owned as of September 30, 1996 by the directors/nominees, by the executive officers named in the Summary Compensation Table and by the directors and executive officers as a group.

                              Number of Shares     Number of Shares
Name of Beneficial Owner(1)  of Common Stock(2)  of Class B Stock(2)
Richard M. Jaffee (15)       (3)                 (3)
Robert D. Jaffee (15)        (3)                 (3)
J. Steven Cole               7,240               -
Edgar D. Jannotta            60,000(4)           -
Paul J. Miller               7,878(5)            -
Haydn H. Murray              2,316(6)            -
Allan H. Selig               4,887(7)            -
Joseph C. Miller             21,600(8)           -
Daniel S. Jaffee             30,669(9)           71,111(10)
Ronald B. Gordon             6,700               -
Norman B. Gershon            22,286(11)          -
Richard V. Hardin            42,924(12)          35,111(13)
All Executive Officers and
Directors as a group (13 in  219,892(14)         1,938,594
group)

  (1) Beneficial ownership is defined in applicable Securities and Exchange Commission rules as sole or shared power to vote or to direct the disposition of a security. All beneficial ownership is with sole voting power and sole investment power except as described in the Notes below.

  (2) None of the nominees for election to the Board of Directors, other than Richard M. Jaffee, Robert D. Jaffee and Daniel S. Jaffee own any shares of Class B stock. The number of shares of Common Stock owned beneficially by each of the other nominees for election to the Board of Directors other than Edgar D. Jannotta, constitute less than 1% of the number of outstanding shares of Common Stock and represent shares having less than 1% of the aggregate voting power of the Common Stock and Class B Stock.

  (3) For information regarding the shares owned by each of Richard M. Jaffee and Robert D. Jaffee, see the table under the heading "Principal Stockholders" and the Notes thereto.

  (4) Mr. Jannotta is a senior director of William Blair & Company, L.L.C. which has served as the Company's investment banking advisor for a number of years. The shares of Common Stock shown above as owned by Mr. Jannotta represent 1.29% of the outstanding shares of Common Stock, but represent less than 1.0% of the aggregate voting power of the Common Stock and Class B Stock. These shares do not include shares held by William Blair & Company, L.L.C. in its proprietary or managed accounts.

  (5)   Includes 2,088 shares of Common Stock owned by Mr.
        Paul Miller's spouse. Includes 1,774 shares of Common Stock held by children of Mr. Miller; Mr. Miller disclaims beneficial ownership of his children's shares of Common Stock.

  (6)   Includes 300 shares of Common Stock owned by Mr.
        Murray's spouse.

  (7)   Includes 887 shares of Common Stock owned by Mr.
        Selig's mother; Mr. Selig disclaims beneficial ownership of those shares of Common Stock.

  (8)   Includes 18,000 shares of Common Stock which Mr.
        Joseph Miller has the right to acquire within 60 days of September 30, 1996, pursuant to stock options.

  (9) Includes 2 shares of Common Stock owned by Daniel S. Jaffee's spouse and 25,562 and 2,000 shares of Common Stock which Daniel S. Jaffee and his spouse, respectively, have the right to acquire within 60 days of September 30, 1996, pursuant to stock options.

  (10)  Includes 18,000 shares of Class B Stock held by
        Daniel S. Jaffee as trustee of the Richard M. Jaffee 1993 Annuity Trust and 18,000 shares of Class B Stock held by Daniel S. Jaffee as trustee of the Shirley Jaffee 1993 Annuity Trust. Daniel S. Jaffee has beneficial ownership of 3.48% of Class B Shares which represents 2.83% of the aggregate voting power of Common Stock and Class B Stock. Daniel
        S. Jaffee is Richard M. Jaffee's son.

  (11)  Includes 1,570 shares of Common Stock which Mr.
        Gershon has the right to acquire within 60 days of September 30, 1996, pursuant to stock options.

  (12) Includes 4,701 shares of Common Stock owned by Mr. Richard V. Hardin's spouse, and 2,570 shares of Common Stock which Mr. Hardin has the right to acquire within 60 days of September 30, 1996, pursuant to stock options. Mr. Hardin is Richard M. Jaffee's son-in-law.

  (13) Includes 33,611 shares of Class B Stock owned by Richard V. Hardin's spouse and 1,500 shares of Class B Stock owned by his spouse as trustee for their child. Richard Hardin has beneficial ownership of 1.72% of Class B Shares which represents 1.40% of the aggregate voting power of Common Stock and Class B Stock.

  (14) Includes 2,661 shares of Common Stock as to which executive officers and directors disclaim beneficial ownership. Also includes 58,702 shares of Common Stock which constitute all such shares that the executive officers and directors of the Company have the right to acquire within 60 days of September 30, 1996 (including the shares of Common Stock which may be acquired as described in the Notes above and in the Notes under the heading "Principal Stockholders").

  (15) Pursuant to the Stock Purchase Agreement described in Note (8) under "Principal Stockholders", Richard M. Jaffee agreed to use his best efforts to cause the Company's Board of Directors to nominate Robert D. Jaffee to serve as a director of the Company unless Richard M. Jaffee concludes in good faith that such nomination would not be consistent with his fiduciary duties to the Company and its shareholders, or would be contrary to any provision of law. Richard M. Jaffee also agreed to vote all his shares of the Company's stock in any election of the Company's directors to elect Robert D. Jaffee to the Board of Directors. Mr. Richard M. Jaffee and Mr. Robert D. Jaffee are brothers.

Information Concerning the Board of Directors

     During the fiscal year ended July 31, 1996, five meetings of the Board of Directors were held. Each director attended at least 75% of the meetings of the Board and of any Board Committee on which he sits.

     The Company has an Audit Committee presently composed of four persons who are outside directors -- Messrs. J. Steven Cole, Edgar D. Jannotta, Allan H. Selig, and Ronald B. Gordon. The Audit Committee makes recommendations to the Board of Directors regarding the engagement of independent public accountants, reviews the scope of the audit and other services rendered by independent public accountants and the fees and other arrangements regarding the services of independent public accountants, reviews audit results with the independent public accountants, and receives reports on the Company's accounting systems and internal accounting controls. In addition, the Audit Committee reviews related transactions and potential conflicts of interest with regard to such transactions. The Audit Committee held one meeting during the fiscal year ended July 31, 1996, at which all members were present.

   The Company has a Compensation Committee presently composed of four persons who are outside directors -- Messrs. J. Steven Cole, Paul J. Miller, Allan H. Selig, and Ronald B. Gordon. The Compensation Committee is responsible for reviewing the compensation, including benefits, of the Chief Executive Officer and other executive officers of the Company. The Compensation Committee held one meeting during the fiscal year ended July 31, 1996, at which all members were present.

   The Company has a Stock Option Committee presently composed of four persons who are outside directors -- Messrs. J. Steven Cole, Paul J. Miller, Allan H. Selig, and Ronald B. Gordon. The Stock Option Committee is responsible for reviewing the Company's stock option plans and granting stock options to employees, including grants to the executive officers of the Company. The Stock Option Committee held four meetings during the fiscal year ended July 31, 1996, at which meetings all members were present.

     The Company does not have a nominating committee.

                              1.  ELECTION OF DIRECTORS

     The shares represented by each proxy will be voted to elect as directors the ten nominees named below to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualify if no contrary instruction is indicated in the proxy. Each nominee is currently a director of the Company. If any nominee should be unable or unwilling to serve, which is not now contemplated, the proxy holders may, but will not be bound to, vote for a substitute nominee.

                         NOMINEES FOR DIRECTORS

[Picture of Richard M. Jaffee in left margin of paragraph below]
Richard M. Jaffee, Age 60
Chairman of the Board and Chief Executive Officer of the Company
Director since 1958

     Mr. Jaffee received a degree from the University of Wisconsin School of Business in 1957 and earned his CPA certificate in that same year. He worked briefly for the public accounting firm of Touche Niven et. al. After service as an officer in the U.S. Army, he joined the Company in 1958, becoming its president in 1960, a position he held until 1995. He has served as Chairman of the Board and Chief Executive Officer of the Company since 1962. Mr. Jaffee is a director of Harris Bancorp, Inc. and Amco Corporation. Mr. Jaffee is a trustee of Rush-Presbyterian-St. Luke's Medical Center, the Illinois Institute of Technology and the Chicago Museum of Science and Industry. He is Vice Chairman of the Trustee Board of the Chicago Historical Society, a director of Students in Free Enterprise and a member of the Business Council for the Chicago Urban League.

[Picture of Daniel S. Jaffee in left margin of paragraph below]
Daniel S. Jaffee, Age 32
President and Chief Operating Officer of the Company
Chief Executive Officer of Favorite Products, Ltd., a subsidiary of the
Company
Director since 1992

     Mr. Jaffee graduated from Georgetown University in 1986. Mr. Jaffee joined the Company in 1987 after a year with Price Waterhouse. He was a product manager in the Industrial and Agricultural divisions of the Company until 1989. Mr. Jaffee was Group Vice President of Canadian Operations, Management Information Systems and Finance of the Company in 1990. In 1990 he also became Chief Financial Officer of the Company, a position he held until 1995. From 1990 to 1992, Mr. Jaffee was Group
Vice President, Domestic and Canadian Operations of the Company. From 1992 to 1994, Mr. Jaffee was Group Vice President Canadian Operations and Consumer Products Grocery of the Company. From 1994 until 1995 he was Group Vice President, Consumer Products of the Company. Since 1990 he has been
Chief Executive Officer of Favorite Products, Ltd., a subsidiary of the Company. Mr. Jaffee became President and Chief Operating Officer of the Company in 1995.

[Picture of Robert D. Jaffee in left margin of paragraph below]
Robert D. Jaffee, Age 63
Chairman of the Board, Amco Corporation
Director since 1956

   Mr. Jaffee graduated from the University of Illinois in 1954. After serving in the United States Army , he joined the Company in 1956. Mr. Jaffee served as Executive Vice President of the Company from 1957 to 1991. In 1957, Mr. Jaffee founded Amco Corporation, a manufacturer of proprietary food service equipment for institutional and consumer markets, and was its president until 1988. Mr. Jaffee has served as Chairman of the Board of Amco since 1988. Mr. Jaffee is a former president of the National Association of Food Equipment Manufacturers and is a retired member of the National Sanitation Foundation and the Joint Committee on Food Equipment. He is a director of the Greater North Pulaski Development Corporation and of the World Presidents' Organization. He is Treasurer of the Chicago Presidents' Organization. He recently retired as Chairman of the Board for Clearbrook Center for the Developmentally Challenged where he still serves as a Board member.

[Picture of J. Steven Cole in left margin of paragraph below]
J. Steven Cole, age 62
President, Cole and Associates
Chairman of the Board, SAV-A-LIFE Systems, Inc.
Director since 1981

   Mr. Cole graduated from the University of Wisconsin in 1957. After serving as an officer in the United States Army, he received a master's degree from the American Graduate School for International Business following graduate studies at the University of Michigan. He began his career at Abbott Laboratories in 1962. Later, he joined G.D. Searle and Company, where he became Vice President of the Asian and Canadian Divisions, a position he held until 1986. In 1986, Mr. Cole joined A.H. Robins Company, where he was a Senior Vice President responsible for all international operations until 1990. In 1990, he became president of Cole and Associates, an international consulting firm. In 1990 Mr. Cole also became president of SAV-A-LIFE Systems, Inc., a firm selling specialty products to the dental and medical professions. He held this position until 1994 when he became Chairman of the Board. Mr. Cole is also a director of Chapman's Partners.

[Picture of Ronald B. Gordon in left margin of paragraph below]
Ronald B. Gordon, Age 53
President, Gordon Investment Group
Director since 1995

     Mr. Gordon graduated from the University of Pennsylvania in 1964 and received a master's degree from Columbia University in 1966. Mr.
Gordon worked in brand management and advertising management for Procter
& Gamble from 1966 to 1983. In 1983, Mr. Gordon joined International Playtex, Inc. as Vice President and General Manager of Playtex Family Products,
U.S. He became Senior Vice President and General Manager of U.S. and
Canadian Playtex Family Products in 1985 and held that position through 1987. Mr. Gordon was Executive Vice President of the Playtex Family
Products Corporation from 1988 through 1989. During 1990 Mr. Gordon was an independent executive consultant. Mr. Gordon joined Goody Products, Inc. in 1991 as President and Chief Operating Officer and held that position until 1994. Mr. Gordon founded Gordon Investment Group, a company which finances and oversees start-up businesses, in 1994. He is a director of Creative Products Resource, Beyond the Wall and Magnif-Eyes.
Mr. Gordon is an associate trustee of the University of Pennsylvania.

[Picture of Edgar D. Jannotta in left margin of paragraph below]
Edgar D. Jannotta, Age 65
Senior Director, William Blair & Company, L.L.C.
Director since 1969

     Mr. Jannotta graduated from Princeton University in 1953 and after graduation served as an officer in the United States Navy. He received a master's degree from Harvard Business School in 1959. Mr. Jannotta joined William Blair & Company in 1959. Mr. Jannotta served as managing partner of William Blair & Company from 1977 until 1995 and as senior partner in 1995. In 1996 William Blair & Company converted from a partnership and became William Blair & Company, L.L.C. Mr. Jannotta became a senior director at that time. He is a director of AAR Corp., Aon Corporation, Bandag, Incorporated, Commonwealth Edison Company, Molex Incorporated, New York Stock Exchange, Inc., and Safety-Kleen Corp. Mr. Jannotta is President and a trustee of Lyric Opera of Chicago and a trustee and Vice-Chairman of the Board of The University of Chicago. He is also a trustee of RushPresbyterian-St. Luke's Medical Center, Chicago Historical Society, and Chicago Foundation for Education.

Joseph C. Miller, Age 54
Vice-Chairman of the Board of the Company
Director since 1989

    Mr. Miller graduated from the West Virginia School of Business in 1964. After serving as an officer in the United States Army, he joined Republic Steel Corporation in 1969. Mr. Miller served as president of Lowes, Inc., Inland Distributing and Whiteford Transportation Systems.
He joined the Company in 1989 as Vice President of Corporate Planning and Marketing. He served as Group Vice President for Sales, Marketing and Distribution from 1990 to 1993. Mr. Miller was Senior Vice President for the Consumer, Industrial & Environmental and Transportation Groups of the Company from 1993 to 1995. He became Vice Chairman of the Board in 1995. Mr. Miller is a director of Key Bank of Indiana and Travelmore, Inc. He is a trustee and Vice Chairman of St. Joseph Care Group and Co-Chairman of the Center of Hope Campaign.

[Picture of Paul J. Miller in left margin of paragraph below]
Paul J. Miller, Age 67
Partner, Sonnenschein Nath & Rosenthal
Director since 1975

     Mr. Miller graduated from Yale University in 1950. He received his law degree from Harvard Law School in 1953. Mr. Miller served as an officer in the Judge Advocate General's Corps of the United States Army from 1954 to 1957. He joined Sonnenschein Nath & Rosenthal, attorneys and general counsel to the Company, in 1957. He has been a partner of the firm since 1963.

[Picture of Haydn H. Murray in left margin of paragraph below]
Haydn H. Murray, Age 72
Professor Emeritus of Geology, Indiana University
President, H. H. Murray and Associates
Director since 1984

   After serving in the military as an officer from 1943 to 1946, Dr. Murray attended the University of Illinois, from which he received a bachelor's, a master's and a doctorate. Upon completion of his doctorate, Dr. Murray joined Indiana University, becoming Associate Professor in 1954. Dr. Murray joined Georgia Kaolin as its Director of Research and Development in 1957 and held several executive positions including Executive Vice President from 1964 until 1973. He returned to Indiana University as Chairman of the Department of Geology in 1973 and held that position until 1984. He was Professor of Geology from 1984 to 1994 and Professor Emeritus from 1994 to present. In 1994, Dr. Murray formed H. H. Murray and Associates, a consulting firm. He is a trustee of the Grassmann Trust, Union Foundation, Geological Society of America Foundation, Society for Mining, Metallurgy and Exploration Foundation and the American Geological Institute Foundation.

[Picture of Allan H. Selig in left margin of paragraph below]
Allan H. Selig, Age 62
President, Milwaukee Brewers Baseball Club, Inc.
Chairman of the Executive Council of Major League Baseball
President and Chairman of the Board, Selig Executive Leasing
Director since 1969

     Mr. Selig received a bachelor's degree from the University of Wisconsin in 1956. After two years in the United States Army, Mr. Selig joined Selig Chevrolet, Inc. He served as president of Selig Chevrolet, Inc. from 1984 until 1990. Since 1990 he has served as Chairman of the Board and President of Selig Executive Leasing Company. Mr. Selig became President of the Milwaukee Brewers Baseball Club, Inc. in 1970 and has chaired the Executive Council of Major League Baseball since 1992. Mr. Selig is a director of the Green Bay Packers, Baird Mutual Funds, Greater Milwaukee Committee, University of Wisconsin Medical School, Marcus Corp. and the Milwaukee Club. He is founder and Vice Chairman of Athletes for Youth and co-founder of the Child Abuse Prevention Fund.

                         EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended July 31, 1996, 1995 and 1994, the compensation of the chief executive officer and the four other most highly compensated executive officers of the Company.


                       Summary Compensation Table



                                                        Long Term
                                   Annual             Compensation(9)
                         Fiscal Compensation(1)(2)  Option     All Other
Name of Principal        Year     Salary    Bonus   Awards   Compensation
Position
Richard Jaffee            96     $300,000   $  -    20,000  $194,152(3)(4)(5)(6)
  Chief Executive         95      300,000    32,796 22,500   172,858
   Officer                94      300,000    91,660   -      185,598

Norman B. Gershon (7)     96     $240,000   $ 8,855  4,000  $  8,176(7)
 Vice President,          95      225,000     7,500   -        7,880
 International            94      212,800    10,000   -        6,898
  Operations

Joseph C. Miller          96     $140,000   $12,053  5,000      -
 Vice Chairman of the     95      175,000    16,740  1,250      -
  Board                   94      167,500    49,755   -         -

Daniel S. Jaffee          96     $154,350   $15,187 40,000    $   250(8)
 President and Chief      95      138,000    13,200 37,500        250
   Operating Officer      94      102,000    36,358   -           250

Richard V. Hardin         96     $120,900   $ 9,913  3,000    $ 5,311(3)(4)(10)
  Group Vice President,   95      119,839     9,826  2,500      5,946
   Technology             94      114,050    29,038   -         4,975


  (1) Amounts shown include cash compensation earned during the year covered, whether received or deferred at the election of the officer, including amounts earned but deferred at the election of those officers pursuant to the Company's Key Employee and Director Deferred Compensation Program. In the fiscal year ended July 31, 1996, $32,320 and $9,672 of compensation was deferred by Richard M. Jaffee and Richard V. Hardin, respectively under the provisions of the program. Effective with respect to deferrals elected after December 31, 1995, the program was replaced by the Oil-Dri Corporation of America Deferred Compensation Plan. Interest on deferred compensation under the program and the plan is described under the heading, "Remuneration of Directors."

  (2) None of the named executive officers received perquisites or other personal benefits for each fiscal year shown in excess of the lesser of $50,000 or 10% of his total salary and bonus in such fiscal year.

  (3) For the fiscal year ended July 31, 1996, includes $4,087 and $3,573 of interest accrued on income deferred by Richard M. Jaffee and Richard V. Hardin, respectively, under the Company's Key Employee and Director Deferred Compensation Program. This is the amount of interest in excess of 120% of the applicable Federal rate under Internal Revenue Code Section 1274(d).

  (4)   Certain officers, including Richard M. Jaffee and Richard
        V. Hardin, are provided split dollar life insurance. The premiums paid by the Company on each of the split dollar policies, net of dividends, are charged to open accounts established by the Company. No interest accrues on the balance of the open accounts. On the death of the employee, the estate of the deceased is obligated to pay the balance of the deceased's open account in full. In the fiscal year ended July 31, 1996, the Company paid no premiums on these policies; the premiums were paid by earnings on the policies.

  (5) The Company also provides split dollar joint survivorship life insurance policies in the aggregate amount of $10,000,000 on the lives of Richard M. Jaffee and his spouse, with payment to be made on the death of the last to survive, on terms similar to those described in Note (4) above relating to payment of premiums, payment of interest on account balances and the obligation to pay open account balances upon death. The value of the premiums paid by the Company is estimated as if such premiums were advanced to Mr. Jaffee without interest for the actuarially determined period between the Company's payment of the premium and its refund to the Company; such value for fiscal year 1996 was $133,629.

  (6)   Includes $16,612 representing payments on behalf of Mr.
        Jaffee by the Company and Oil-Dri, S.A., a Company subsidiary, to defined contribution plans; $4,312, constituting the economic benefit to Mr. Jaffee associated with his interest in the cash surrender value of the policies described in Note (4); $16,615, constituting the economic benefit to Mr. Jaffee of the term life component of the split dollar policies described in Note (5) (Mr. Jaffee pays this amount directly to the insurance company as premium and is reimbursed by the Company); and $18,897, constituting the estimated economic benefit for fiscal year 1996 of an agreement between the Company and Mr. Jaffee to pay Mr. Jaffee $300,000 upon his retirement. Upon total disability or death of Mr. Jaffee, prior to retirement, the Company has agreed to pay Mr. Jaffee, his widow or the Richard M. Jaffee Revocable Trust an amount equal to two fiscal years' compensation based upon the highest amount per fiscal year paid him during the period beginning August 1, 1988.

  (7) Mr. Gershon's compensation includes a cost-of-living factor reflecting the fact that Mr. Gershon is based in Switzerland. $8,176 represents payments on behalf of Mr. Gershon by Oil-Dri, S.A., a subsidiary, to a defined contribution plan.

  (8)   The amount shown represents payments on behalf of Mr.
        Daniel S. Jaffee by the Company to a defined contribution plan.

  (9) No stock appreciation rights (SARs), restricted stock awards or other long-term incentive plan payouts, other than options, were granted or earned by the executive officers in any fiscal year covered by this table.

  (10)  Includes $250, representing payments on behalf of Mr.
        Hardin by the Company to a defined contribution plan; and $1,488, constituting the economic benefit to Mr. Hardin associated with his interest in the cash surrender value of the policies described in Note (4).


Stock Options

     Shown in the tables below is information with respect to (i) options to purchase the Company's Stock (as defined below in Note (1) granted in the fiscal year ended July 31, 1996 to the executive officers named in the "Summary Compensation Table" ("Named Officers") and (ii) unexercised options to purchase the Company's Common Stock or Stock as defined in Note (1) which were held as of July 31, 1996 by the Named Officers. No options were exercised by any of the Named
Officers listed below during the 1996 fiscal year.

                           1996 OPTION GRANTS
                                                              Potential
                                                              Realized
                                                              Value at
                                                               Assumed
                           % of Total                        Annual Rates
                             Options                         of Stock Price
              Number of    Granted to                         Appreciation
               Options      Employees   Exercise  Expiration  Option Term (2)
 Name         Granted(1)(2) in Fiscal   Price($)     Date     5% ($)   10% ($)

Richard M.       20,000    10.05%       15.125    10/05/05   190,2441 482,107
Jaffee

Norman B.         4,000    2.01%        15.125    10/05/05     38,048 96,421
Gershon

Joseph C.         5,000    2.51%        15.125    10/05/05     47,560 120,527
Miller

Daniel S.        40,000    20.10%       15.125    10/05/05    380,481 964,21
Jaffee

Richard V.        3,000    1.51%        15.125    10/05/05     28,536 72,316
Hardin


(1) All options to purchase the Company's Stock granted in the fiscal year ended July 31, 1996 were issued under the terms of the Oil-Dri Corporation of America 1995 Long Term Incentive Plan. "Stock" as defined in the plan means Class A Common Stock, except that if no Class A Common Stock is issued and publicly traded on any securities market when options are exercised, the shares awarded would be Common Stock. As of the date of this Proxy Statement, no shares of Class A Common Stock had been issued.

 (2) Potential gains are net of exercise price, but before any taxes that may be associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Stock, overall market conditions, and the option holders' continued employment through the term of the option. The amounts reflected in this table may not necessarily be achieved.

 (3) The Company's option plans are administered by the Stock Option Committee of the Board of Directors. All options granted in the fiscal year ended July 31, 1996, have an exercise price equal to the fair market value on the date of grant and vest over a five year period with 25% vesting on the second anniversary of the grant date and 25% vesting on each of the three anniversary dates thereafter.
     The Company granted options to purchase an aggregate of 199,000 shares of Stock to employees in fiscal 1996.

                             OPTION FISCAL YEAR END VALUE TABLE

                      Number of Unexercised       Value of Unexercised In-
Name (1)                Options at FY-End         The-Money Options at FY-End
                     Exercisable/Unexercisabl   Exercisable/Unexercisable(2)

Richard M. Jaffee            4,500/18,000(3)             -
                               0/20,000(4)               -

Norman B. Gershon               1,570/0(3)               -
                                0/4,000(4)               -

Joseph C. Miller             17,750/1,000(3)             -
                                0/5,000(4)               -

Daniel S. Jaffee             21,062/18,000(3)            -
                               0/40,000(4)               -

Richard V. Hardin             2,070/2,000(3)             -
                                0/3,000(4)               -

   (1) No stock appreciation rights (SARs) were granted in the fiscal year covered by this table.

   (2) The exercise price of the options was greater than the market price of Common Stock on July 31, 1996.

   (3)   Options to purchase shares of Common Stock of the Company.

   (4) Options to purchase shares of Stock as defined by the terms of the 1995 Long Term Incentive Plan; see Note (1) under the preceding table "1996 Option Grants".

                              Pension Plans

     The Company's pension plan covering salaried employees is a non contributory, qualified, defined benefit plan. The plan provides for pensions based on credited years of service and cash compensation (excluding compensation paid under the Company's Incentive Bonus Plan) during the highest paid consecutive five years during the last ten years of employment. The following table presents estimated annual retirement benefits payable upon normal retirement at age 65 and is computed on the basis of a 5-year certain and life annuity. The benefits listed are not subject to a deduction for social security or other offset amounts.


Highest Consecutive 5-   Estimated Annual Benefits at Years of Service Indicated
Year Average Compensation 15 Yrs  20 Yrs  25 Yrs  30 Yrs  35 Yrs  40 Yrs
$125,000                 $18,400 $24,500 $30,600 $36,700 $36,700 $39,400
 150,000                 22,500  30,000  37,500  45,000  45,200  49,100
 175,000                 26,600  35,500  44,300  53,200  54,300  58,900
 200,000                 30,700  41,000  51,200  61,500  63,400  68,600
 225,000                 34,900  46,500  58,100  69,700  72,500  78,400
 250,000                 39,000  52,000  65,000  78,000  81,600  88,100
 300,000                 47,200  63,000  78,700  94,500  99,800  107,600

     The individuals named in the Summary Compensation Table are participants in the Company's pension plan and had compensation as defined in the pension plan for the fiscal year ended July 31, 1996, and number of years of service as of August 1, 1996 under the pension plan as follows: Richard M. Jaffee, $150,000, 38 years; Norman B. Gershon, $150,000, 26 years; Joseph C. Miller, $140,000, 6 years; Richard V. Hardin, $120,000, 14 years; and Daniel S. Jaffee, $150,000, 8 years. Messrs. Richard Jaffee, Norman B. Gershon, and Daniel S. Jaffee are currently limited to $150,000 because of applicable Internal Revenue Code Limitations. The Company does not have a supplemental executive retirement program.

Remuneration of Directors

     Each director of the Company who is not also an officer of the Company receives an annual retainer of $8,000 and also receives a fee of $2,000 for each meeting attended.

     Under the Company's Key Employee and Director Deferred Compensation Program, the Company's directors were entitled to defer all or a portion of their director compensation at an interest rate of 2 1/2% in excess of the Moody's Bond Yield. Effective with respect to deferrals elected after December 31, 1995, the program was replaced by the Oil-Dri Corporation of America Deferred Compensation Plan, which provides for an interest rate equal to the Company's long term cost of borrowing from time to time. During the fiscal year ended July 31, 1996, Messrs. Robert D.
Jaffee and Edgar D. Jannotta deferred director compensation under both plans.

   In addition to their director remuneration, during the fiscal year ended July 31, 1996, Mr. Robert D. Jaffee, Mr. Haydn H. Murray, and Mr. Ronald B. Gordon were paid $30,000, $8,000 and $9,500, respectively, for consulting services.

              REPORT OF THE COMPENSATION COMMITTEE
                               OF
                 OIL-DRI CORPORATION OF AMERICA ON
                     EXECUTIVE COMPENSATION


Compensation Policy

     Oil-Dri's compensation policy, approved by its Compensation Committee, is to provide its executive officers and other salaried employees with compensation opportunities competitive with comparable size companies, reflecting annual incentive opportunities commensurate with Company performance and level of responsibility, while allowing for recognition of individual performance. In determining the marketplace, Oil-Dri refers to salary surveys prepared and published by several large consulting firms. The companies represented in the surveys participate on a voluntary basis. The companies in the surveys are not the same group as that included in the Peer Group on the Performance Graph. On occasion the Company also uses the services of outside consultants. Using these sources, the Company sets its compensation policy to reflect the median of the marketplace. Further aligning compensation with overall Company performance, Oil-Dri makes periodic awards of stock options to key management officers and employees. This policy, the components of compensation which implement it, and its administration, continue essentially unchanged from those reported in fiscal 1995.

     At present compensation levels, and given the performance based nature of the Company's Stock Option Plan, limitations on federal income tax deductibility of a top officer's compensation in excess of $1,000,000 have no impact. In general, the Company favors the preservation of tax deductibility, but reserves the right to reconsider this position.

Compensation Components

     Cash compensation for non-sales employees has two components, base salary and annual incentive bonus; sales employees generally have a third component, bonus related to sales objectives. The Company has a number of salary grades reflecting differing levels of responsibility. For each salary grade, a minimum and maximum salary range is established based on a survey of comparable-sized companies. Incentive compensation is a target bonus equal to a percentage of the individual's annual base salary. This percentage is determined by the salary grade which reflects the level of responsibility and expected contribution of the position to the Company's financial results. For the target to be achieved, Oil-Dri must meet projected financial goals ("Plan") which are reviewed by the Compensation Committee: minimum and maximum payouts are then set in relation to the achievement of these financial thresholds. The fiscal 1997 Incentive Bonus program provides for an overall bonus level related to achievement of targeted levels of pretax profits, calculated after giving effect to bonus, with no bonus payable unless a minimum threshold of 80% of Plan is achieved. Within this overall level, specified divisional employees' bonus will be adjusted upward or downward on the basis of achievement of divisional plan, with provision for individual discretionary adjustment; bonus of departmental employees and of certain other divisional employees is adjusted upward or downward on the basis of achievement of individual plans. In the fiscal year ended July 31, 1996, the Company did not achieve its financial goals under the Plan and, as a result, no bonus was payable. However, the Compensation Committee considered a number of factors: the contribution to long-term shareholder value of the extremely successful launch of the Company's new products in the grocery market and the generation of cash used to reduce long-term debt and repurchase $2,433,000 of Common Stock, while producing a year-end cash and cash equivalents balance greater than that at year-end fiscal 1995. In light of these accomplishments, and considering the importance of bonus to employee morale, the Compensation Committee accepted the Company's recommendation and authorized an aggregate cash bonus of not more than 27.33% of the aggregate target bonus that would have been payable under the Plan.

    The annual incentive plan is designed to require communication to employees of expectations for Company performance and for potential individual rewards. It establishes a threshold for required Company performance before any bonus is earned and provides for a significant addition if projected financial goals are exceeded. Thus, it directly links Company performance and total annual pay. It provides for broad based participation, so that each salaried employee recognizes that he or she can contribute to the Company's success.

Administration of the Compensation Program

     During the year there is a review of employee performance and progress. At least once a year employee performance is documented and plans for employee development are discussed. At that review the employee's salary is reviewed and, based on the position of the salary within the salary range and the performance of the individual, a base salary change may, but will not necessarily, be recommended. On the basis of that review, any adjustment to reflect the employee's performance in incentive bonus is also determined.

     The Compensation Committee reviews, and generally oversees the Company's compensation program. The Company reviews with the Compensation Committee the prior year's salary results for the various base salary ranges and incentive bonus targets, and reviews the base salary ranges and the target bonus percentages for the coming year. In reviewing target bonus percentages for the coming fiscal year, the Company presents its earnings expectations for that year. For the fiscal year ending July 31, 1997, the Company recommended and the Compensation Committee approved adoption of a pre-tax earnings target, after giving effect to bonus, with no bonus payable unless a minimum of 80% of Plan is achieved and no individual bonus of more than 200% of individual target bonus. Company recommendations for stock option grants to be made from time to time are reviewed with, and approved by, the Company's Stock Option Committee, whose members are the same as those of the Compensation Committee.

     The Committee determined that the compensation of Mr. Richard M. Jaffee, Chairman and Chief Executive Officer, for the fiscal year ended July 31, 1996, had been established and administered in a manner consistent with that described above. In doing so, it reviewed the Company's strategic and financial goals, Mr. Jaffee's personal performance as Chairman and Chief Executive Officer, the Company's performance, and the strong correlation that exists between the Company's performance and Mr. Jaffee's efforts. It noted in particular that Mr. Jaffee received no bonus for fiscal 1996.

     The Committee determined that Mr. Jaffee's base salary for fiscal 1997 should remain at $300,000.

                                        COMPENSATION COMMITTEE
                                        (and STOCK OPTION COMMITTEE)



                                        Allan H. Selig, Chairman
                                        Steven Cole
                                        Paul J. Miller
                                        Ronald B. Gordon



       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Selig, a director of the Company and a member of both the Compensation Committee and the Stock Option Committee, is President of Selig Executive Leasing Company. During the fiscal year ended July 31, 1996, the Company paid a subsidiary of Selig Executive Leasing Co. an aggregate of $80,608 in connection with the leasing by the Company of automobiles from such subsidiary. The Company is obligated under the leases to make payments aggregating $8,318 and $4,200 in fiscal years 1997 and 1998, respectively. The Company believes that the leases are on terms no less favorable than would be available from a disinterested third party. Mr. Miller, a director of the Company and a member of both the Compensation and Stock Option Committees, is a partner of Sonnenschein Nath & Rosenthal, general counsel to the Company.

                            PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly cumulative total shareholders' return on the Company's Common Stock against the yearly cumulative total return of the Russell 2000 and the Russell 2000 Materials and Processing Economic Sector Index (Peer Group). The graph assumes that the value of the investment in the Company's Common Stock, the Russell 2000 Index and the Russell 2000 Materials and Processing Economic Sector Index was $100 on July 31, 1991 and that all dividends were reinvested.

                    Five Year Cumulative Total Returns
                      Oil-Dri Corporation of America


            ODC    RUSSELL   PEER
                    2000     GROUP
  1991     $100.00 $100.00  $100.00
  1992      $93.42 $114.51  $107.71
  1993     $136.49 $141.32  $128.48
  1994     $105.42 $147.92  $138.53
  1995      $92.37 $184.80  $159.06
  1996      $86.77 $197.57  $162.85


OTHER INFORMATION

Independent Public Accountants

     The Company has selected Blackman Kallick Bartelstein as its independent public accountants for the current fiscal year. Blackman Kallick Bartelstein served in such capacity for the fiscal year ended July 31, 1996. Representatives of Blackman Kallick Bartelstein will be present at the Annual Meeting with an opportunity to make a statement if they so desire and to answer questions that any stockholder may have.

Annual Report on Form 10-K

     This Proxy Statement does not include information regarding executive officers called for by Item 401(b) of Regulation S-K because such information was furnished in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1996, and such information is incorporated herein by reference thereto. The Company's Annual Report on Form 10-K was filed with the Securities and Exchange Commission on October 24, 1996. Each stockholder may obtain a copy of the Company's 1996 Annual Report to the Securities and Exchange Commission on Form 10-K from the Company at no charge by written request to the Office of Stockholder Relations, Oil-Dri Corporation of America, 410 North
Michigan Avenue, Suite 400, Chicago, Illinois  60611.

Stockholder Proposals

     Stockholder proposals for inclusion in proxy material for the 1997 Annual Meeting of Stockholders should be addressed to the Office of Stockholder Relations, Oil-Dri Corporation of America, 410 North
Michigan Avenue, Suite 400, Chicago, Illinois 60611, and must be received before July 7, 1997.

                            2.  OTHER MATTERS

     At this time, the Board of Directors is not aware of any matters not referred to herein which might be presented for action at the meeting. However, if any other business should come before the meeting, votes may be cast in respect to such matters in accordance with the best judgment of the person or persons acting under the proxies.

                                      By Order of the Board of Directors

                                      [Sig.]
                                      Richard M. Jaffee
                                      Chairman and Chief Executive Officer

Chicago, Illinois
November 4, 1996

PROXY                                                       PROXY
                   OIL-DRI CORPORATION OF AMERICA
               410 North Michigan Avenue, Chicago, Illinois  60611

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints Richard M. Jaffee, Robert D. Jaffee and Louis T. Bland as Proxies, each with the power to appoint his substitute (the action of one, if only one be present and acting, to be in any event controlling), and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock and Class B Stock of Oil-Dri Corporation of America held of record by the undersigned at the close of business on October 25, 1996 at the annual meeting of stockholders to be held on December 10, 1996 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

      PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE
                    ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)

                   OIL-DRI CORPORATION OF AMERICA
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. //

1.Election of Directors -
  Nominees: J. Steven Cole,        FOR WITHHOLD FOR ALL (Except Nominee(s)
  Ronald B. Gordon, Daniel                             Written Below)
  S. Jaffee, Richard M. Jaffee     //    //         //
  Robert D. Jaffee, Edgar D.                           _____________________
  Jannotta, Joseph C. Miller,
  Paul J. Miller, Haydn H.
  Murray, Allan H.Selig.
                                            //   Please check box if you are
                                                 planning to attend the meeting.

2.In their discretion, the Proxies
  are authorized to vote upon such
  other business as may properly
  come before the meeting.

                                  Dated:________________________________, 1996
                       Signature(s)___________________________________________
                                   Please sign exactly as name appears on this side of the proxy. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by an authorized person.